Exhibit 5.2

                       NORTH SHORE CAPITAL ADVISORS CORP.
                                 20 Marlin Lane
                         Port Washington, New York 11050
                                  516/944-0081








February 1, 2005



Mrs. Rosalind Davidowitz President Rivkalex Corp.
44 Wall Street
2nd Floor
New York, New York 10005

Gentlemen:

          North Shore Capital Advisors Corp. ("NSCA") is pleased to act as non-exclusive financial advisor and investment banker to Rivkalex Corp. ("the Company") in connection with: (i) assisting the Company in the development of its business plan and evaluating potential investments for the Company (ii) introducing the Company to potential investors; and/or
     (iii) any proposed business combination involving the Company and another party or parties (a "Third Party"); and/or (iv) any financing for the Company which may be arranged or provided by a party introduced to the Company by NSCA (a "Financing Agent"). This letter is to confirm our understanding with respect to our engagement. As used in this letter, the term "business combination" means any merger, consolidation, reorganization or other corporate transaction pursuant to which a significant portion of the business of the Company is combined with that of a Third Party, including but not limited to the acquisition, directly or indirectly, by a Third Party of at least 10% of the capital stock, or all or a substantial portion of the assets of the Company, or the acquisition, directly or indirectly, by the Company of at least 10% of the capital stock, or all or a substantial portion of the assets of a Third Party by way of tender or exchange offer, negotiated purchase or otherwise, whether effected in either such case in one transaction or a series of transactions. As used in the letter the term "financing" shall mean any bank or institutional loan or any private placement or public offering of debt and/or equity securities by the Company.

          NSCA will assist the Company as provided in clauses (i) and (ii) of the first paragraph of this agreement, in identifying potential Third Parties and Financing Agents and in analyzing, structuring, negotiating and effecting a business combination with a Third Party, and/or financings with a Financing Agent, on the terms and conditions of this letter. In connection for its services set forth in clauses (i) and (ii) above, during the term of this agreement the Company shall pay NSCA $500 per month, payable monthly in arrears.

          If, during the term of this agreement or at any time during the 18 months following the termination of this agreement, (a) a business combination is consummated with a Third Party which was first introduced to the Company by NSCA, or (b) the Company enters into a definitive agreement with any such Third Party which subsequently results in a business combination, the Company agrees to pay NSCA a transaction fee equal to (i) 5% of the first $5 million of the Transaction Price (as defined below); plus (ii) 4% of the next $5 million; plus (iii) 3% of the next $5 million; plus (iv) 2% of the next $5 million; plus (v) 1% of the amount, if any, over $20 million of the Transaction Price involved in any business combination. This transaction fee shall be payable in cash upon the closing of the business combination (regardless of the type of consideration comprising the Transaction Price); provided, however, that if the Transaction Price is increased after the closing of the business combination as a result of a payment, the amount of which is not determinable on the closing date (including, without limitation, payments in the form of an earn-out), the portion of NSCA's fee relating thereto shall be paid in cash (regardless of the type of consideration comprising such increase) at the earlier of (i) the payment of such increased Transaction Price, or (ii) the time that the amount of such payment can be determined.

          For purposes of this letter, the term "Transaction Price" means: (i) an amount equal to the sum of the aggregate fair market value of any securities or promissory notes issued, any services contributed or assets delivered including patents, technology or other tangible or intangible assets, and any cash consideration paid in connection with the business combination, plus (ii) the amount of all known liabilities (excluding contingent liabilities) and guarantees assumed in the business combination, plus (iii) an amount equal to the fair market value of any assets, including cash or securities, distributed to stockholders, by dividend or other means (except for ordinary course payments to any stockholders) after the date of this letter which are distributed in anticipation of or as part of the consideration for the business combination, plus (iv) all payments, including future payments, which are or will be made in the form of non-compete fees, consulting fees, bonuses, salaries (other than ordinary course payments) or other payments which payments are or will be made as part of the consideration for the business combination, plus (v) any amounts paid with respect to stock options (or if stock options are assumed or substituted by a Third Party or the Company, the aggregate difference between the exercise price of such stock options per share and the fair market value of the securities issuable upon the exercise of such options). The fair market value of securities or assets for purposes of this agreement shall be the value determined by NSCA and the Company, in good faith, on the closing date of the business combination.

          If, during the term of this agreement or at any time during the 18 months following the termination of this agreement, the Company consummates a financing or enters into an agreement which subsequently results in a financing with a Financing Agent which was first introduced to the Company by NSCA, then the Company shall (a) pay to NSCA a fee equal to 5% of the gross proceeds of such financing, and (b) issue to NSCA a Purchase Option in an amount equal to 10% of the total number of securities issued or issuable in connection with the financing.

          Additionally, the Company agrees to reimburse NSCA promptly upon request made from time to time, for its actual out-of-pocket expenses, incurred in connection with NSCA's engagement hereunder.

          The Company agrees to indemnify NSCA and its affiliates and their respective shareholders, directors, officers, employees, agents and controlling persons (NSCA and each such person being an "Indemnified
     Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any business combination or financing contemplated by this letter or the engagement of NSCA pursuant to, and the performance by NSCA of the services contemplated by, this letter and will reimburse any Indemnified Party for all expenses (including, subject to the provisions of the seventh sentence of this paragraph, reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party, provided that the Company shall have the right to control the defense and settlement of any such claim. The Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to NSCA and will pay the fees and expenses of such counsel. The Company shall not be liable for any settlement effected without the consent of the Company, which consent shall not be unreasonably withheld, and the Company shall not settle any claim without the consent of NSCA, which consent shall not be unreasonably withheld. In addition, the Company further agrees that any settlement entered into by the Company shall include an explicit and unconditional release from the party bringing the claim, action or proceeding of all Indemnified Persons, which release shall be reasonably satisfactory to NSCA. Notwithstanding the obligation of the Company to employ counsel in connection with any such action or proceeding, an Indemnified Party will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if such Indemnified Party reasonably determines that representation by counsel chosen by the Company constitutes a conflict on any significant issue between the positions of such Indemnified Party and the Company, or the Company have failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner. In such event, the reasonable fees and disbursements of such separate counsel will be paid promptly by the Company. In no event will the Company be responsible for the fees and expenses of more than one counsel (in addition to any necessary local counsel) for all Indemnified Parties at any time in connection with any action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is finally judicially determined to have resulted directly from NSCA's gross negligence or intentional misconduct.

          The Company and NSCA agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is judicially determined to be unavailable for a reason other than the gross negligence or intentional misconduct of NSCA then, whether or not NSCA is the Indemnified Person, the Company, on one hand, and NSCA, on the other hand, shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and NSCA, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or
     (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and NSCA, on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by NSCA pursuant to this paragraph exceed the amount of the fees actually received by NSCA hereunder.

          The Company will furnish NSCA with such information as the Company and NSCA believe appropriate to the assignment (all such information so furnished being "Information"). The Company recognizes and confirms that NSCA (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, and (c) will not make an appraisal of any assets of the Company.

          This letter agreement shall be for the initial term of two years commencing upon the date hereof, and thereafter on a month-to-month basis until terminated by the Company or NSCA. The parties hereto agree that the provisions relating to the payment of fees and expenses of NSCA, the indemnification and contribution provisions and the provisions of the succeeding paragraphs will survive the termination of this agreement for any reason.

          Except as required by applicable law, any advice to be provided by NSCA under this agreement shall not be disclosed publicly or made available to third parties without the prior written approval of NSCA, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

          The Company and NSCA each represent to the other parties that there is no other person or entity that is entitled to a finder's fee or any type of brokerage commission in connection with the transactions contemplated by this agreement as a result of any agreement or understanding with it.

          Nothing in this agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this agreement or as a result of the services to be rendered by NSCA hereunder. The Company further agrees that neither NSCA nor any of its controlling persons, affiliates, directors, officers, employees or agents shall have any liability to the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this agreement or the services to be rendered by NSCA hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence or willful misconduct of NSCA.

          The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

          This agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of laws. Any right to trial by jury with respect to this agreement or the services to be rendered by NSCA hereunder is expressly and irrevocably waived. The service of any notice, process, motion or other document in connection with any lawsuit, claim or other proceeding arising out of or relating to this agreement may be effected by registered mail, return receipt requested, if to the Company, to the Company's address set forth herein (or to such other address as the Company may provide in writing to NSCA) or, if to NSCA, to it at 20 Marlin Lane, Port Washington, New York 11050, Attention: Steven Cohen (or to such other address as NSCA may provide in writing to the Company.)

          Please confirm that the foregoing correctly sets forth our agreement by signing and returning to NSCA the duplicate copy of this letter enclosed herewith.

                                      Very truly yours,

                                  NORTH SHORE CAPITAL ADVISORS CORP.



                                      By:/s/Steven Cohen
                                        __________________________
                                             Steven Cohen
                                             President


Accepted and Agreed to as of the date first written above:

RIVKALEX CORP.


By:/s/Rosalind Davidowitz__
         Rosalind Davidowitz
         President